Exhibit 10.4

VIA FAX
May 3, 2004

Thomas Axmacher
Executive V.P. Finance and Chief Financial Officer
Curative Health Services, Inc.
150 Motor Parkway
Hauppauge, NY 11788
PHONE: (631) 232-7015
FAX: (631) 232-9323

Re: USD 90,000,000 Interest Rate Swap #CLVSWP00000000

Dear Mr. Axmacher:

The purpose of this letter is to confirm the terms and conditions of the Swap Transaction entered into between National City Bank and Curative Health Services, Inc. (the "Counterparty") on the Trade Date specified below (the "Swap Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the Swap Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Definitions") and the 1992 ISDA Master Agreement (as published by the International Swap Dealers Association, Inc.) (the "Master Agreement") are incorporated into this Confirmation. In the event of any inconsistency between this Confirmation and the Definitions or the Swap Agreement, this Confirmation will govern.

1. If you and we are parties to a Master Agreement and National City Bank Schedule to the Master Agreement that set forth the general terms and conditions applicable to Swap Transactions between us (a "Swap Agreement"), this Confirmation supplements, forms a part of and is subject to, such Swap Agreement. If you and we are not yet parties to a Swap Agreement, this Confirmation will supplement, form a part of, and be subject to, the Swap Agreement upon its execution and delivery by you and us. All provisions contained or incorporated by reference in such Swap Agreement shall govern this Confirmation except as expressly modified below. Until a Swap Agreement has been executed, this Confirmation will itself evidence a complete and binding agreement between you and us as to the terms and conditions of the Swap Transaction to which this Confirmation relates.

      This Confirmation will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine, provided that this provision will be superseded by any choice of law provision in the Swap Agreement.

2. This Confirmation constitutes a Swap Transaction under the Swap Agreement and the terms of the Swap Transaction to which this Confirmation relates are as follows:

         Notional Amount:                   USD 90,000,000.00

         Amortization Schedule:             Not applicable

         Trade Date:                        May 3, 2004

         Effective Date:                    April 23, 2004

         Termination Date:                  May 2, 2011, subject to the
                                            "Optional Termination Date". Date
                                            subject to adjustment in accordance
                                            with the Modified Following Business
                                            Day Convention.

         Optional Termination Date:         National City Bank has the option to
                                            terminate the Swap effective May 1,
                                            2008 through May 1, 2011. If
                                            National City Bank exercises its
                                            option, the Termination Date of the
                                            Swap becomes 35 days after the
                                            Swaption exercise. The option is
                                            outlined under "Option Period".

Fixed Amounts:

         Fixed Rate Payer:                  National City Bank

         Fixed Rate:                        10.75%

         Fixed Rate Day
         Count Fraction:                    30/360

         Fixed Rate Payer
         Payment Dates:                     Semi-Annual, on the 1st day of May
                                            and November, commencing on November
                                            1, 2004, through and including
                                            Termination Date. The first period
                                            is longer in duration than
                                            subsequent periods. Dates subject to
                                            adjustment in accordance with the
                                            Modified Following Business Day
                                            Convention.

Floating Amounts:

         Floating Rate Payer:               Curative Health Services, Inc.

         Floating Rate Option:              USD-LIBOR-BBA which means LIBOR, as
                                            determined two (2) London Banking
                                            Days preceding the Reset Dates, as
                                            published on page 3750 on TELERATE,
                                            as of 11:00 a.m., London time.

         Designated Maturity:               6 Month LIBOR

         Floating Rate Day
         Count Fraction:                    Actual/360

         Floating Rate for
         initial Calculation Period:        TO BE DETERMINED

         Floating Rate Option Reset Dates:  Last day of each Calculation Period starting on November 1, 2004. Dates
                                            subject to adjustment in accordance
                                            with the Modified Following Business
                                            Day Convention.

         Floating Rate Payer
         Payment Dates:                     Semi-Annual, on the 1st day of May
                                            and November, commencing on November
                                            1, 2004, through and including
                                            Termination Date. The first period
                                            is longer in duration than
                                            subsequent periods. Dates subject to
                                            adjustment in accordance with the
                                            Modified Following Business Day
                                            Convention.

         Compounding:                       Not applicable

         Spread: 6.3575% (subject to adjustment in accordance with the provisions of this Confirmation)

         Calculation Agent:                 National City Bank

         Business Days:                     New York City, London

         Payment Instructions:              National City Bank will make
                                            payments to Curative Health
                                            Services, Inc. by wire to Wells
                                            Fargo Bank.

                                            Curative Health Services, Inc. will
                                            make payments to National City Bank
                                            by wire transfer to Attention:
                                            Investment Operations, Swap Desk.

Option Period:

         Swaption Buyer:                    National City Bank

         Swaption Seller:                   Curative Health Services, Inc.

         Swaption Effective Date            Swaption Expiration Date   Premium Payment
         -----------------------            ------------------------   ---------------
         May 1, 2008                        April 30, 2009             USD 4,837,500.00
         May 1, 2009                        April 30, 2010             USD 2,419,200.00
         May 1, 2010                        April 30, 2011             USD 0.00

         Payer of Premium Payment
         if Swaption is exercised:          National City Bank

         Option Exercise Style:             American Option

         Exercise Period:                   Any day between the Swaption
                                            Effective Date and Swaption
                                            Expiration Date on a Business Day
                                            prior to 3:00 p.m. (New York time).

         Exercise Terms:                    Oral notice, followed by written
                                            confirmation.

3. For the purpose of this Confirmation, the following terms will have the meanings indicated:

      "Adjusted Exposure Level" means USD 4,000,000.

      "Buydown Amount" means the difference between (a) the Subject Swap Exposure and (b) the Adjusted Exposure Level.

      "Floating Spread" means the Spread then in effect in the Confirmation relating to this SwapTransaction.

      "Payment Date" means the later of (a) the second Business Day following the date on which the Counterparty is deemed to have received notice from National City Bank as to the payment of a Buydown Amount, or (b) the date specified below under the section entitled "Dispute Resolution".

      "Restated Floating Spread" means, for any Valuation Date and subject to the dispute resolution provisions set forth in this Confirmation, the revised Floating Spread amount for the Swap Transaction that would preserve the original economic value of the Swap Transaction, taking into account the payment of the applicable Buydown Amount (and any previous Buydown Amount), calculated as of the relevant Valuation Date.

      "Subject Swap Exposure" means for any Valuation Date and subject to the dispute resolution provisions set forth in this Confirmation, the amount, if any, that would be payable to National City Bank by the Counterparty (expressed as a positive number) pursuant to Section 6(e)(i)(4) of the Master Agreement as if this Swap Transaction were being terminated as of such Valuation Date; provided that such "Loss" will be calculated by National City Bank using its estimate of the mid-market value of the Swap transaction.

      "Valuation Date" means any Local Banking Day of each calendar month in each year as of which National City Bank determines, as described below, that a Buydown Amount is payable.

      "Valuation Notice" means the notice delivered by National City Bank to the Counterparty (telephonically and confirmed in writing) as to the Subject Swap Exposure, Buydown Amount and Restated Floating Spread calculated by National City Bank for a Valuation Date.

4.    Recouponing:

      In the event that National City Bank determines on any Valuation Date that the Subject Swap Exposure exceeds USD 6,000,000, then National City Bank shall request in writing to the Counterparty that this Swap Transaction be adjusted to reduce the Subject Swap Exposure by (i) amending the Confirmation, as of the Payment Date, to the applicable Restated Floating Spread and (ii) the Counterparty making payment to National City Bank of the Buydown Amount as determined as of such Valuation Date prior to giving effect to any amendment referred to in the immediately preceding clause
      (i) on the Payment Date.

      National City Bank shall make any such determination based upon National City Bank's calculation of the Subject Swap Exposure as of the close of business on the Local Banking Day immediately preceding the relevant Valuation Date. On the Valuation Date, National City Bank shall notify the Counterparty telephonically (which notice shall be confirmed in writing) no later than 2:00 p.m. (New York time) of the applicable Subject Swap Exposure, Buydown Amount and Restated Floating Spread. If National City Bank notifies the Counterparty after 2 p.m. (New York time) on the Valuation Date, the Counterparty will be deemed to have received such notice as of the next Local Banking Day.

      National City Bank shall prepare and forward to the Counterparty for its execution a new Confirmation backdated to the last Payment Date reflecting the Restated Floating Spread for the Transaction. If the Counterparty is required to make a payment to National City Bank, it will transfer an amount in US Dollars in same day funds to the account of National City Bank specified in this Confirmation on the Payment Date necessary to reduce the calculated Subject Swap Exposure (calculated as of the Valuation Date) by an amount that will reduce the Subject Swap Exposure after giving effect to such payment to an amount equal to or less than the Adjusted Exposure Level.

      All calculations and determinations to be made by National City Bank under this Transaction will be made in good faith and in a commercially reasonable manner.

5.    Dispute Resolution:

      If the Counterparty objects to any calculation made by National City Bank, the Counterparty may dispute such calculation by delivering written notice of such dispute to National City Bank no later than 4:00 p.m. (New York time) on the date on which the Counterparty is deemed to have received the relevant Valuation Notice. In such event, the parties shall negotiate in good faith to resolve such dispute as promptly as practicable. If they cannot do so by 12:00 noon (New York time) on the first Local Banking Day following the day that such notice of dispute is received by National City Bank, then National City Bank will recalculate the Subject Swap Exposure (and the resulting Buydown Amount and Restated Floating Spread, as may be applicable) (collectively, the "Applicable Calculations") by polling three independent Reference Market-makers for their respective calculations of the Applicable Calculations as of the Valuation Date and taking the arithmetic average of those obtained; provided that if three such calculations are not available with respect to the Applicable Calculations, then fewer than three calculations may be used; and if no calculations are available for the Applicable Calculations, then National City Bank's original calculation will be used. National City Bank and the Counterparty agree that National City Bank shall in no event be required to continue to attempt a recalculation pursuant hereto by means of polling Reference Market-maker after 12:00 noon (New York time) on the Local Banking Day that is two Local Banking Days after the date on which the Counterparty notifies National City Bank of the dispute (the "Dispute Resolution Date"). National City Bank will notify the Counterparty of the recalculation of the disputed Subject Swap Exposure, and any resulting adjustments (such disputed Subject Swap Exposure, as adjusted pursuant hereto, the "Adjusted Subject Swap Exposure"). If such notice is given prior to 2:00pm, New York time, on the Dispute Resolution Date, the Counterparty shall transfer the Buydown Amount (calculated as if the Adjusted Subject Swap Exposure is the Subject Swap Exposure), if any, by 6:30pm, New York time, on such Dispute Resolution Date. If such notice is given after 2:00pm, New York time on the Dispute Resolution Date, the Counterparty shall transfer the Adjusted Calculation Amount, if any, by 6:30pm, New York time, on Local Banking Day next succeeding the date on which such notice is given.

6.    Additional Covenants.

      Counterparty hereby covenants and agrees to give National City Bank at least 30 days prior written notice of any proposed termination of the revolving loan commitments under the Credit Agreement (as such term is defined in the swap schedule executed in connection with the Swap Agreement) and the failure to timely give such notice shall constitute an Event of Default under the Swap Agreement.

      Please confirm your acceptance of the above terms by executing this letter agreement.

      FOR: NATIONAL CITY BANK          FOR: CURATIVE HEALTH
                                            SERVICES, INC.


      BY: /s/ J. Andrew Dunham          BY: /s/ Thomas Axmacher
          ------------------------          -------------------------
          J. Andrew Dunham                  Thomas Axmacher
          Sr. Vice President                Executive V.P. Finance and Chief
                                            Financial Officer

      If you have any questions pertaining to this confirmation, please phone Derek Svoren at (216) 222-9987.

      Transaction introduced
      by NatCity Investments Inc.

                                    SCHEDULE
                                     to the
                                Master Agreement
                             dated as of May 3, 2004

   Between National City Bank ("Party A") and Curative Health Services, Inc..
                                  ("Party B").

                                     PART 1
                             Termination Provisions

(a)   "Specified Entity" means in relation to Party A for the purpose of:

      Section 5(a)(v), None
      Section 5(a)(vi), None
      Section 5(a)(vii), None
      Section 5(b)(ii), None

      in relation to Party B for the purpose of:

      Section 5(a)(v), None
      Section 5(a)(vi), None
      Section 5(a)(vii), None
      Section 5(b)(ii), None

(b) "Specified Transaction" will have the meaning specified in Section 12 of this Agreement.

(c) The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and Party B, but shall exclude any payment default that results solely from wire transfer difficulties or an error or omission of an administrative or operational nature (so long as sufficient funds are available to the relevant party on the relevant date) but only if payment is made within three business days after such transfer difficulties have been corrected or the error or omission has been discovered. Notwithstanding the foregoing, the occurrence of any Event of Default under the Credit Agreement (as defined below) shall not constitute a Cross Default hereunder unless (i) the requisite lenders and/or agent under the Credit Agreement have notified Party A in writing that they will not grant a waiver of such Event of Default, or (ii) the maturity date of any of the indebtedness or any other obligations of Party B under the Credit Agreement has been accelerated following the occurrence of an Event of Default (as defined in the Credit Agreement) pursuant to the terms of the Credit Agreement. As used herein, the term "Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of April 23, 2004, by and among Party B, as Borrower and Borrower Representative, the Borrowers signatory thereto, the Lenders party thereto from time to time and GECC Capital Markets Group, Inc, as Lead Arranger and General Electric Capital Corporation, as Agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement and Collateral Documents dated as of May 3, 2004, among Party B, certain subsidiaries of Party B and General Electric Capital Corporation, a Delaware corporation ("GECC") (as so amended and as the same may be further amended, restated, extended, supplemented or otherwise modified in writing from time to time).

(d) "Specified Indebtedness" will have the meaning specified in Section 12 of this Agreement.

(e)   "Threshold Amount" means:
      for Party A:  $10,000,000 (Ten Million Dollars).
      for Party B:  $1,000,000 (One Million Dollars).

(f) "Risk Participation Agreement" means that certain Risk Participation Agreement dated as of May 3, 2004 between National City Bank and General Electric Capital Corporation, as amended, restated, supplemented or otherwise modified from time to time.

(g) The "Credit Event Upon Merger" provisions of Section 5(b)(ii) will apply to Party A or Party B.

(h) Additional Termination Event will apply. The following shall constitute an Additional Termination Event: (i) If GECC (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of any order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or (ii) GECC consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and GECC is not the survivor (in the case of such merger, consolidation or amalgamation, as applicable) and at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all of the obligations of GECC between GECC and National City Bank related to this Schedule or the Master Agreement by operation of law or pursuant to an agreement reasonably satisfactory to National City Bank; or (iii) if Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. (or any successor or assignee in the business of rating securities) or Moody's Investors Service, Inc. (or any successor or assignee in the business of rating securities) shall at any time rate GECC's senior, unsecured, long term, non credit enhanced debt for borrowed money below BBB-/Baa3, as applicable; or (iv) if at any time for any reason the Credit Agreement is terminated; or (v) Party B fails at any time to give 30 days prior written notice to Party A of its intention to repay the loans and/or other extensions of credit under the Credit Agreement and to terminate the commitments of the lenders under the Credit Agreement in connection therewith as required pursuant to Section 6 of the related swap Confirmation; or (vi) if the Risk Participation Agreement at any time ceases to be effective or terminates in accordance with its terms, provided, however, that none of the events described in subclauses
      (ii) through (vi) of this paragraph (h) shall be deemed to be an Additional Termination Event hereunder if on or prior to the occurrence of such event (x) Party A has, in its commercially reasonable credit judgment, agreed to continue under this Agreement with Party B and (y) if Party A requires, Party B has pledged to Party A cash collateral or other credit support in an amount satisfactory to Party A in its commercially reasonable credit judgment pursuant to a credit support annex that Party B has duly executed and delivered to Party A and such credit support annex is in form and substance satisfactory to Party A in its commercially reasonable credit judgment.

In addition to and not in limitation of any event that constitutes an "Automatic Early Termination" under this Schedule or the Master Agreement, the occurrence of (a) any of the events described in clauses (iv) through (vi) above in paragraph (h), or (b) the occurrence of any Event of Default under the Credit Agreement if (i) the requisite lenders and/or agent under the Credit Agreement have notified Party A in writing that they will not grant a waiver of such Event of Default, or (ii) the maturity date of any of the indebtedness or any other obligations of Party B under the Credit Agreement has been accelerated following the occurrence of an Event of Default (as defined in the Credit Agreement) pursuant to the terms of the Credit Agreement, in each case shall constitute an "Automatic Early Termination" under this Schedule and the Master Agreement unless all of the conditions in the immediately preceding clauses (x)and (y) have been satisfied, and upon the occurrence of such events, an Early Termination Date in respect of all outstanding Transactions will occur immediately with respect to Party B.

              For the purposes of the foregoing Termination Event, the Affected Party or Affected Parties shall be - Parties A and B.

The new language in effect applies the Bankruptcy (ss.5(a)(vii)), Merger Without Assumption (ss.5(a)(viii)) and Default under Specific Transaction (ss.5(a)(v)) Default and Termination sections of the Master Agreement to GECC and authorizes the Early Termination of the Transaction pursuant to Section 6 of the Master Agreement.

(i)   Payments on Early Termination. For the purpose of Section 6(e) of this
      Agreement:

      (i)   Market Quotation will apply

      (ii)  The Second Method will apply.

                                     PART 2
                         Agreement to Deliver Documents

For the purpose of Section 4(a) of this Agreement, Party B agrees to deliver the following documents:

(a) A certificate of an authorized officer of Party B evidencing the necessary corporate authorizations, resolutions and approvals with respect to the execution, delivery and performance of this Agreement and certifying the names, true signatures and authority of the officer(s) signing this Agreement and executing Transactions thereunder.

(b)   Quarterly and annual financial statements when requested by Party A.

                                     PART 3
                                  Miscellaneous

(a)   Addresses for Notices. For the purpose of Section 10(a) of this Agreement:

      Address for notices or communications to Party A:

      Address:          1900 East Ninth Street, Cleveland, Ohio 44114
      Attention:        Investment Operations- Derivative Desk  LOC 2217
      Facsimile No.:    (216) 420-9514   Telephone No.:  (216) 222-8505

      Address for notices or communications to Party B:

      Address:          150 Motor Parkway, Hauppauge,  NY 11788
      Attention:        Thomas Axmacher, Chief Financial Officer
      Facsimile No.:    (631) 232-7015   Telephone No.:(631) 232-9323

(b)   Calculation Agent. The Calculation Agent is Party A.

(c)   Credit Support Document. None

(d)   Credit Support Provider. None

(e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine.

(f)   Definitions. Section 12 is modified as follows:

             "(i) "Default Rate" means Prime + 1%."

(g) Payments. Party A will make/receive payments to/from Party B by credit/debit to the account of Party B at Wells Fargo Bank (ABA# 091000019) (Acct. # 00049904).

                                     PART 4
                                Other Provisions

Event of Default. Each Party agrees to notify the other party of the occurrence of any Event of Default or Potential Event of Default immediately upon learning of the occurrence thereof.

Right To Set-off. Section 6(f) is added to the Master Agreement reading as follows:

      (f) Set-off. Any amount (the "Early Termination Amount") payable to one party (the "Payee") by the other party (the "Payer") under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(iii) has occurred, will, at the option of the party ("X") other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or Affected Party), be reduced by its set-off against any amount(s) (the "Other Agreement Amount") payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount shall be discharged promptly and in all respects to the extent it is so set-off), X will give notice to the other party of any set-off effected under this Section 6(f).

            "If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

            "Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise)."

Disclaimer: In entering into this agreement, Party B understands that there is no assurance as to the direction in which interest rates in financial markets may move in the future and that Party A makes no covenant, representation, or warranty in this regard or in regard to the suitability of the terms of the Agreement or any Transaction to the particular needs and financial situation of Party B. Party B represents, which representation shall be deemed repeated with respect to and at the time of each Transaction, that it has had the opportunity, independently of Party A and Party A's affiliates, officers, employees, and agents, to consult its own financial advisors and has determined that it is in Party B's interest to enter into the Agreement and any Transaction.

Pari Passu: It is the intent of the parties hereto that the obligations arising pursuant to the Transaction shall be treated pari passu with all senior indebtedness, liabilities and obligations of each such party.

                            (Signature Page Follows)

NATIONAL CITY BANK

By:    J. Andrew Dunham                 /s/ J. Andrew Dunham
                                        -------------------------
                                            J. Andrew Dunham

Title: Senior Vice President

Date:

CURATIVE HEALTH SERVICES, INC.

By:    Thomas Axmacher                  /s/ Thomas Axmacher
                                        ------------------------
                                            Thomas Axmacher

Title: Executive V.P. Finance and Chief Financial Officer

Date: